-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           The Fairchild Corporation
               (Name of Registrant as Specified In Its Charter)

                           The Fairchild Corporation
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]No fee required
[_]$125 per Exchange Act Rules 0-11(c)(ii), 14a-6(i)(2) or Item 22(a)(2) of
Schedule 14A.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:
  --------
    * Set forth the amount of which the filing is calculated and state how it was determined.

[_]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           THE FAIRCHILD CORPORATION
                              45025 Aviation Drive
                                   Suite 400
                             Dulles, VA 20166-7516

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

Date:

     Thursday, November 18, 1999

Time:

     10:00 a.m.

Place:
     Dulles Airport Marriott
     45020 Aviation Drive
     Dulles, Virginia

Matters to be voted on:

  1. Election of ten directors.

  2. Amendment to Director Stock Option Plan, to permit deferment of compensation.

  3. Approval of performance goals and incentive compensation for the President.

  4. Approval of performance goals and incentive compensation for the Chief Executive Officer.

  5. Any other matters properly brought before the shareholders at the meeting.

                                          By Order of the Board of Directors
                                          Donald E. Miller
                                          Executive Vice President & Secretary

October 8, 1999

                                    CONTENTS

                                                                 Page
General Information About Voting                                    1

Proposal No. 1: Election of directors                               2
  General Information About the Nominees                            2
  Information As to Executive Officers                              6
  Section 16(a) Beneficial Ownership Reporting Compliance           7
  Executive Compensation                                            8
    Table: Summary Compensation                                     8
    Table: Options Granted                                          9
    Table: Option Exercises and Year-End Value                     10
  Employment Agreements and Change of Control Arrangements         11
  Pension and Retirement Benefits                                  14
  Report of the Compensation Committee                             16
  Stock Performance Graphs                                         19
  Stock Ownership                                                  22
  Certain Transactions                                             24

Proposal No. 2: Amendment to Director Stock Option Plan            26

Proposal No. 3: President's Performance Goals and Incentive
  Compensation                                                     28

Proposal No. 4: Chief Executive Officer's Performance Goals and
  Incentive Compensation                                           29

Relationship with Independent Accountants                          30

Shareholder Proposals                                              30

Annual Report                                                      30

Exhibit A: Copy of Amendment to Director Stock Option Plan        A-1

                                PROXY STATEMENT

  Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by the Company's management for the board of directors. This proxy statement was first mailed to shareholders on October 8, 1999.

                        GENERAL INFORMATION ABOUT VOTING

Who can vote?

  Only shareholders of record holding Class A common stock or Class B common stock as of the close of business on September 28, 1999, will be entitled to receive notice of the annual meeting and to vote at the meeting.

  On September 28, 1999, there were 22,272,522 shares of Class A common stock and 2,621,652 shares of Class B common stock outstanding and eligible to vote. Shares of common stock owned by the Company or any subsidiary are not entitled to vote, and are not included in the number of outstanding shares.

How do I vote by proxy?

  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the ten director nominees and for each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

  The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

  Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

  Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

  If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

  We will hold the annual meeting if holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed in the proxy card.

  If your shares are held in the name of a nominee, and you do not tell the nominee by November 8, 1999 how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that the New York Stock Exchange determines to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Who pays for this proxy solicitation?

  We do. In addition to sending you these materials, some of our employees may contact you by phone, by mail, or in person. None of these employees will receive any extra compensation for doing this. The Company will also reimburse brokerage houses and others forwarding proxy materials to beneficial owners of stock.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  An entire board of directors, consisting of ten members, will be elected at the annual meeting. The directors elected will hold office until their successors are elected, which should occur at the next annual meeting. We recommend a vote "FOR" the nominees presented below.

  Vote Required. The ten nominees receiving the highest number of votes will be elected. Votes withheld for a nominee will not be counted.

  Nominations. At the annual meeting, we will nominate the persons named in this proxy statement as directors. Although we do not know of any reason why one of these nominees might not be able to serve, the board of directors will propose a substitute nominee if any nominee is not available for election.

                    GENERAL INFORMATION ABOUT THE NOMINEES

  All of the nominees, other than Mr. Gerard, are currently directors of the Company. Each has agreed to be named in this proxy statement and to serve as a director if elected. All nominees have been designated as "Continuing Directors" as defined in the Company's Certificate of Incorporation.

  Related party transactions between the Company and certain directors, or their immediate family members or affiliates, are set forth in this proxy statement under the heading "Certain Transactions." Information regarding late filings of stock ownership forms by certain directors is set forth in this proxy statement, under the heading "Section 16(a) Beneficial Ownership Reporting Compliance."


Name                Age Position
----                --- --------
Melville R. Barlow   69 Director
Mortimer M. Caplin   83 Director
Philip David         68 Director
Robert E. Edwards    51 Executive Vice President-Fairchild Fasteners and Director
Steven L. Gerard     54 Director (New)
Harold J. Harris     70 Director
Daniel Lebard        60 Director
Herbert S. Richey    77 Director
Eric I. Steiner      37 President, Chief Operating Officer and Director
Jeffrey J. Steiner   62 Chairman of the Board and Chief Executive Officer

  Melville R. Barlow. Director since 1996. Consultant to the Company:
September 1995 to June 1996. President of Pilkington Aerospace, Inc. (manufacturer of aircraft transparencies): July 1991 through March 1994. Corporate Vice President of General Dynamics and General Manager of General Dynamics Electronics Division (manufacturer of military aircraft automatic test equipment): June 1984 to March 1991.

  Mortimer M. Caplin. Director since 1990. Senior member of Caplin & Drysdale (attorneys): 1964 to Present. Director of Presidential Realty Corporation and Danaher Corporation.

  Philip David. Director since 1985. Consultant to the Company: January 1988 to June 1993. Company employee: January 1988 to December 1989. Professor of Urban Development at Massachusetts Institute of Technology: 1971 to 1988. Director of IRI International, Inc.

  Robert E. Edwards. Director since 1998. Executive Vice President of Fairchild Fasteners and Chief Executive Officer of Fairchild Fasteners Direct:
March 1998 to Present. President and Chief Executive Officer of Edwards and Lock Management Corporation (predecessor of Fairchild Fasteners Direct): 1983 to 1998. Pursuant to the merger agreement by which the Company acquired Fairchild Fasteners Direct, Mr. Edwards is to be nominated for election as a director every year as long as he continues to own at least 541,258 shares of Class A common stock.

  Steven L. Gerard. New Director. Chairman and Chief Executive Officer of Great Point Capital, Inc.: 1998 to Present. Chairman and Chief Executive Officer of Ocean View Capital, Inc., a manufacturer of insulated wire and cable: September 1992 to August 1997. Director of Banner Aerospace, Inc.: 1992 to Present. Director of U.S. Home Corp.

  Harold J. Harris. Director since 1985. President of Wm. H. Harris, Inc. (retailer): 1955 to Present. Director of Capital Properties Incorporated of Rhode Island.

  Daniel Lebard. Director since 1996. Chairman of Supervisory Board of Daniel Lebard Management Development SA, a consulting firm in Paris, France, which performs management services: 1982 to Present. Chief Executive Officer of ISPG and Executive Chairman of Albright & Wilson plc (manufacturer of added value phosphate products): 1998 to Present.

  Herbert S. Richey. Director since 1977. President of Richey Coal Company (coal properties-brokerage and consulting): 1979 to December 1993.

  Dr. Eric I. Steiner. Director since 1988. President of the Company:
September 1998 to Present. Chief Operating Officer of the Company: November 1996 to Present. President and Chief Executive Officer of Fairchild Fasteners:
August 1995 to Present. Executive Vice President of the Company: November 1996 to September 1998. Senior Vice President, Operations of the Company: May 1992 to November 1996. Dr. Steiner is the son of Jeffrey J. Steiner.

  Jeffrey J. Steiner. Director since 1985. Chairman of the Board and Chief Executive Officer of the Company: December 1985 to Present. President of the
Company: July 1991 to November 1998. President of Cedco Holdings Ltd., a Bermuda corporation (a securities investor). Director of Corporate Express, Inc. and The Copley Fund. Mr. Steiner is the father of Dr. Eric I. Steiner.

  Articles have appeared in the French press reporting an inquiry by a French magistrate into certain allegedly improper business transactions involving Elf Acquitaine, a French petroleum company, its former chairman and various third parties, including Maurice Bidermann. In connection with this inquiry, the magistrate has made inquiry into allegedly improper transactions between Mr. Steiner and that petroleum company. In response to the magistrate's request that Mr. Steiner appear in France as a witness, Mr. Steiner submitted written statements concerning the transactions and appeared in person before the magistrate and others. Mr. Steiner, who was put under examination (mis en examen), by the magistrate, with respect to this matter, has not been charged.

  Mr. Steiner appeared before the Tribunal de Grande Instance de Paris, to answer a charge of knowingly benefiting in 1990, from a misuse by Mr. Bidermann of corporate assets of Societe Generale Mobiliere et Immobiliere, a French corporation in which Mr. Bidermann is believed to have been the sole shareholder. Mr. Steiner was assessed a fine of two million French Francs in connection therewith. Both Mr. Steiner and the prosecutor (parquet) have appealed the decision.

Board Meetings

  The Board held eight meetings during fiscal 1999, and acted nine times by unanimous written consent. No incumbent director attended less than seventy-five percent of the aggregate number of meetings of the Board and committees on which he served.

Board Committees

  The Board has five standing committees. The following chart describes the function and membership of each standing committee and the number of times it met in fiscal 1999:

                                Audit Committee
                               (Held 6 meetings)

Function                                               Members
--------                                               -------
 . Examines and considers matters relating to the       Mortimer Caplin
  internal and external audits of the Company's        Melville Barlow
  accounts and its financial affairs.                  Harold Harris
                                                       Herbert Richey (Chairman)
 . Selects the Company's independent auditors.

                    Compensation and Stock Option Committee
            (Held 4 meetings and acted 5 times by written consent)

Function                                               Members
--------                                               -------
 . Initial responsibility for all compensation actions  Melville Barlow
  affecting the Company's executive officers,          Philip David (Chairman)
  including base salaries, bonus awards, stock option  Daniel Lebard
  awards and the terms and conditions of their         Herbert Richey
  employment.

 . Administers the Company's stock option plan.

                              Executive Committee
                      (Acted 6 times by written consent)

Function                                               Members
--------                                               -------
 . May consider pertinent matters and exercise all      Mortimer Caplin
  powers of the Board, which by law it may exercise    Herbert Richey
  when the Board is not in session.                    Eric Steiner
                                                       Jeffrey Steiner (Chairman)

                   Corporate Ethics and Compliance Committee
                               (Held 3 meetings)

Function                                               Members
--------                                               -------
 . Oversees the Company's ethics programs.              Melville Barlow
                                                       Mortimer Caplin (Chairman)
                                                       Herbert Richey

                              Nominating Committee
                                (Held 1 Meeting)

Function                                               Members
--------                                               -------
 . Considers and recommends to the Board candidates     Harold Harris
  for election to the Board of Directors by the        Eric Steiner
  shareholders.                                        Jeffrey Steiner (Chairman)

Directors Compensation

  Board members who are not salaried employees of the Company receive separate compensation for Board service. That compensation includes:

Annual Retainer:     $20,000

Attendance Fees:     $2,500 for each Board meeting
                     $1,000 for each Board Committee meeting
                     Expenses related to attendance

Stock Options:       Initial grant of 30,000 shares to each non-employee
                     director; thereafter, 1,000 shares annually.

Nominees for Next Year's Annual Meeting

  The Nominating Committee will consider written recommendations for nominees for next year's annual meeting, submitted prior to June 10, 2000, by shareholders to the Secretary of the Company. Biographical information and the written consent of the potential nominee must accompany the recommendation.

                     INFORMATION AS TO EXECUTIVE OFFICERS

  Set forth below is certain information about each executive officer of the Company who is not a director of the Company. All of the executive officers of the Company are elected by the Board to serve until the next annual meeting of the Board or until their successors are elected and qualified. Related party transactions between the Company and certain officers (or their immediate family members or affiliates) are set forth in this proxy statement under the heading "Certain Transactions."

  Colin M. Cohen, 48, has served as the Company's Senior Vice President (Business Development and Finance), and Chief Financial Officer since October 1996, and as Controller of the Company since March 1998. Prior to joining Fairchild, he served as Managing Director of Citicorp Securities, Inc., from August 1991 to September 1996.

  Leroy A. Dack, 55, has served as Senior Vice President of the Company and as Chief Operating Officer of U.S. Operations for Fairchild Fasteners, since April 1999. He served as Division President of Kaynar Technologies (acquired by Fairchild in April 1999) from 1994 to 1999.

  John L. Flynn, 53, has served as Senior Vice President, Tax of the Company since September 1994 and as Vice President, Tax from August 1989 to September 1994.

  Jordan A. Law, 55, has served as Senior Vice President of Fairchild Fasteners since April 1999. He served as Chairman of the Board, President and Chief Executive Officer of Kaynar Technologies Inc. (acquired by Fairchild in April 1999) from 1994 to 1999.

  Donald E. Miller, 52, has served as Executive Vice President of the Company since September, 1998, as General Counsel since January 1991 and as Corporate Secretary since January 1995. He served as Senior Vice President of the Company from January 1991 through September 1998.

  Jacques S. Moskovic, 62, has served as Senior Vice President of the Company since 1996, and as President and Chief Executive Officer of Fairchild Technologies since 1994. Prior to joining Fairchild, he served as Chairman and President of Compagnie Pour Le Developpement Industriel, a France based company specializing in electronics.

  Karen L. Schneckenburger, 50, has served as Vice President of the Company since September 1992 and as Treasurer of the Company since November 1991. Prior to that, she served as Director of Finance of Fairchild Industries from 1986 through 1989.

  Robert A. Sharpe II, 41, has served as Senior Vice President, Operations of the Company since September 1998 and as Executive Vice President of Fairchild Fasteners since July 1996. He served as Chief Financial Officer of Fairchild Fasteners from July 1996 through April 1999. He was a Consultant for Fairchild Fasteners from October 1995 to July 1996. Prior to joining Fairchild, he served as Vice President, Corporate Development of Smithfield Foods, Inc. (a pork-products company) from July 1994 to July 1996.

  David Wynne-Morgan, 68, has served as Senior Vice President, Corporate Communications of the Company since September 1997. Since 1996, he also serves as Chairman of WMC Communications, Ltd. (communications consultants). From 1994 through 1996 he was Director of Corporate Communications of Barrick Gold (a NYSE listed company, gold mining and processing enterprises) and Horsham Corporation (a Canadian publicly held property company, now known as TrizecHan Corporation).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports (on Forms 3, 4 and 5) with the Securities and Exchange Commission, disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during fiscal year 1999 all reports were filed on a timely basis, except as follows: Mr. Jeffrey Steiner filed a Form 4 with the SEC on August 10, 1999 (reporting the purchase of 2,000 shares of Class A Stock) that was due to be filed on June 10, 1999. Mr. John Flynn filed a Form 4 with the SEC on May 10, 1999 (reporting the sale of 150 shares of Class A Stock in January 1998 and 150 shares of Class A Stock in April 1998) that was due to be filed by February 10, 1998 and May 10, 1998 respectively. Mr. David Wynne-Morgan filed a Form 4 with the SEC on July 9, 1999 (reporting the purchase of 5,000 shares of Class A Stock) that was due to be filed on May 10, 1999.

                            EXECUTIVE COMPENSATION

                          Table: Summary Compensation

                                                                               Long Term
                                                                              Compensation
                                        Annual Compensation                      Awards
                        ----------------------------------------------------- ------------
                                                                   Securities
                                                     Other Annual  Underlying  All Other
       Name and         Fiscal   Salary     Bonus    Compensation   Options   Compensation
  Principal Position     Year    ($)(1)     ($)(1)       ($)           (#)      ($) (2)
  ------------------    ------  --------- ---------- ------------  ---------- ------------
Jeffrey J. Steiner,      1999   2,007,215 11,207,617       --        25,000      29,927
Chairman & CEO           1998   1,644,627  7,854,684       --       100,000      29,927
                         1997   1,800,000  4,705,000       --        30,000      29,168
Robert E. Edwards,       1999     520,000    200,000       --        20,000       4,000
Executive Vice           1998     170,000        --                     --        4,000
President of Fairchild   1997         --         --                     --          --
Fasteners
John L. Flynn            1999     269,230    875,000       --        10,000       3,173
Sr. Vice President       1998     239,980    351,000       --        10,000       4,000
                         1997     201,560    150,000       --        15,000       6,993
Donald E. Miller,        1999     332,345    900,000       --        25,000       6,331
Executive Vice           1998     283,287    501,000       --        20,000       5,354
President, General       1997     221,554    150,000       --        30,000       9,293
Counsel & Secretary
Eric I. Steiner,         1999     510,618  4,300,000       --                     6,562
President & COO          1998     377,700    601,000       --        40,000       6,662
                         1997     265,403    370,000   155,306(3)   120,000       8,026

-------
(1) Salary and bonuses shown in the table for 1998 and 1997 do not include compensation paid to the named executive officers by Banner Aerospace, which at the time was less than a wholly-owned subsidiary of the Company. Such compensation was as follows, based on Banner Aerospace's fiscal years 1998 and 1997.

  Banner                                  Stock Options
 Aerospace                                  For Banner
Fiscal Year  Individual  Salary   Bonus    Common Stock Other Compensation
-----------  ---------- -------- -------- ------------- ------------------
1998         J. Steiner $400,000 $180,000    130,000
             J. Flynn          0        0          0       $300,000 **
             D. Miller     9,600        0          0        350,000 **
             E. Steiner   45,667        0     30,000        200,000 **

          **Other compensation consisted of Allied Shares issued as bonus, the receipt of which has been deferred by the officer. Shares are valued as of the date of grant.

1997         J. Steiner $300,000 $273,375     80,000
             J. Flynn          0        0          0
             D. Miller     9,600        0          0
             E. Steiner   16,000        0      5,000

(2) Includes the following for fiscal 1999:

  a. Company matching contributions under 401(k) savings plan, as follows:

    J. Steiner       $4,000
    R. Edwards        4,000
    J. Flynn          3,173
    D. Miller         3,769
    E. Steiner        4,000

  b. Income imputed for split-dollar life insurance coverage, as follows:

    J. Steiner       $25,927

  c. Imputed interest on loans to officers, as follows:

    D.Miller         $2,562
    E. Steiner        2,562

(3) Includes the following: $82,155 temporary living expenses; and $60,319 tax gross up of temporary living expenses.

                  Table: Options Granted in 1999 Fiscal Year

                                                              Potential Realizable Value at
                                                               Assumed Rates of Stock Price
                                                                     Appreciation for
                               Individual Grants                       Option Term
                    ----------------------------------------- -------------------------------
                                  % of
                                  Total
                                 Options
                                 Granted
                    Securities     to
                    Underlying  Employees Exercise
                     Options    in Fiscal  Price   Expiration
       Name          Granted      1999     ($/Sh)     Date      5% ($) (1)      10% ($) (1)
       ----         ----------  --------- -------- ---------- --------------  ---------------
Jeffrey J. Steiner    25,000(2)    7.6%     14.375   09/16/03         458,664          578,777
Robert E. Edwards     20,000(2)    6.0%     14.375   09/16/03         366,931          463,022
John L. Flynn         10,000(2)    3.0%     14.375   09/16/03         183,466          231,511
Donald E. Miller      25,000(2)    7.6%     14.375   09/16/03         458,664          578,777
Eric I. Steiner       75,000(2)   22.7%     14.375   09/16/03       1,375,992        1,736,331

--------
(1) The potential realizable value for each named executive officer reflects the increase in value of the shares granted, based on a beginning price equal to the stock option exercise price and assuming rates of stock value appreciation of 5% and 10%, respectively, over a period of five years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2) These options were granted on 9/17/98; 25% became exercisable on 9/17/99; 50% are exercisable on 9/17/00; 75% are exercisable on 9/17/01; and 100% are exercisable on 9/17/02.

                  Table: Option Exercises and Year-End Value

                                        Number of Securities      Value of Unexercised
                                       Underlying Unexercised     In-the-Money Options
                                             Options at                Options at
                                            June 30, 1999             June 30, 1999
                                      ------------------------- -------------------------
                  Shares
                 Acquired
                    on     Value
                 Exercise Realized    Exercisable Unexercisable Exercisable Unexercisable
     Name           (#)     ($)           (#)          (#)          ($)          ($)
     ----        -------- --------    ----------- ------------- ----------- -------------
Jeffrey Steiner       --       --         669,231       170,675   3,310,236      (457,903)
Robert Edwards        --       --             --         20,000         --        (32,500)
John Flynn            --       --          41,050        29,350     230,800       (78,275)
Donald Miller      15,000  135,000(1)      70,025        61,675     336,478      (185,966)
Eric Steiner          --       --         147,836       168,775     208,822      (530,241)

--------
(1) Pursuant to the Company's Stock Option Deferral Plan, officers may defer the gain on exercise of stock options. An officer's deferred gain is issued in the form of "Deferred Compensation Units," representing the number of shares of common stock that the officer shall be entitled to receive upon expiration of the deferral period. Under the Stock Option Deferral Plan, the following named executive officers deferred gain as follows: D. Miller, deferred $135,000 in exchange for 8,852 Deferred Compensation Units.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The following summarizes employment agreements and change of control agreements:

 Employment Agreement between the Company and Jeffrey Steiner:

Term of the Agreement:         Five year term, extended annually by an
                               additional 12 months unless either party gives timely notice not to extend the agreement.

Base Salary Under the Agreement:
                               As determined by the Compensation Committee.

Current Salary:                $1,200,000 per year.

Payments in Event of Death:    Estate to receive an amount equal to one year's
                               base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:
                               Fifty percent of base salary for two years, plus bonuses for the fiscal year in which disability occurred.

Payments in the event of a "change in control":
                               2.99 times base salary and 2.99 times the preceding year's bonus.

 Employment Agreement between Banner Aerospace (Company Subsidiary) and Jeffrey Steiner:

Term of the Agreement:         Three year term, extended annually by an
                               additional 12 months unless either party gives timely notice not to extend the agreement.

Base Salary Under the Agreement:
                               Not less than $250,000 per year, and an annual bonus if certain performance targets are met.

Current Salary:                $400,000.

Payments in Event of Death:    Estate to receive an amount equal to one year's
                               base salary, plus bonuses for the fiscal year in which death occurred.

Payments in Event of Termination Due to Disability:
                               Fifty percent of base salary for two years, plus bonuses for the fiscal year in which disability occurred.

Payments in the event of a "change in control":
                               2.99 times base salary and 2.99 times the preceding year's bonus.

 Service Agreement between Banner Investments (U.K.) PLC, (Company Subsidiary) and Jeffrey Steiner:

Term of the Agreement:         Year to year.

Base Salary Under the Agreement:
                               Annual compensation at the greater of $400,000 or pound sterling 204,000.

 Letter Agreement between the Company and Donald Miller

Payments in the event of Termination of Employment Without Cause:
                               2 times then current annual base salary, plus 1 times salary in lieu of bonus.

Payments in the event of a "change in control":
                               2 times then current annual base salary, plus 1 times salary in lieu of bonus.

 Letter Agreement between the Company and John Flynn

Payments in the event of Termination of Employment Without Cause:
                               2 times then current annual base salary, plus 1 times salary in lieu of bonus.

Payments in the event of a "change in control":
                               2 times then current annual base salary, plus 1 times salary in lieu of bonus.

 Employment Agreement and Registration Rights Agreement between the Company and Robert Edwards

Term of Employment Agreement:
                               Initial term of 2 years, ending March 2000;
                               thereafter year to year. Either party may terminate the agreement on six months notice.

Base Salary Under Employment Agreement:
                               $520,000 per year.

Current Salary:                $520,000.

Payments in Event of Death:    Estate to receive payments accrued through date
                               of death.

Payments in Event of Termination Due to Disability:
                               No special payments after termination due to disability. Reduced payments during term of disability prior to employment termination.

Payments in the event of a "change in control":
                               Subject to approval by the Company's lenders, the Company may be required (at Mr. Edwards' election) to purchase Mr. Edwards' shares of stock in the Company in the event of a change of control transaction, at the same price paid to Mr. Steiner for his shares in any such change of control. Similarly, the Company may require Mr. Edwards to sell his shares in order to complete any change of control transaction. (Registration Rights Agreement between the Company and Mr. Edwards.)

                        PENSION AND RETIREMENT BENEFITS

  Fairchild Retirement Plan. The following table illustrates the amount of estimated annual fixed retirement benefits payable under the Fairchild Retirement Plan to an employee retiring in 1999, at age 65, at various salary levels (average of highest five consecutive years out of last ten years of service) and years of service. The Fairchild Retirement Plan defines salary as total compensation, subject to the Internal Revenue Service's limit on the amount of compensation that may be used to compute benefits under qualified pension plans. This limit is equal to $160,000 for 1999.

                                                                                       40
                                                                                      Years
 Annual          10 Years               20 Years               30 Years                of
 Salary         of Service             of Service             of Service             Service
 ------         ----------             ----------             ----------             -------
$ 25,000            $2,490                 $4,980                 $7,471             $ 9,028
  50,000             4,755                  9,510                 14,265              17,267
 100,000            10,755                 21,510                 32,265              38,892
 150,000            16,755                 33,510                 50,265              60,517
 200,000            22,755                 45,510                 68,265              82,142
 250,000            28,755                 57,510                 86,265             103,767

  For purposes of determining benefits under the Fairchild Retirement Plan, the following executive officers have years of credit and average salaries as follows:

     Officer                     Average Salary                           Years of Credit
     -------                     --------------                           ----------------
Jeffrey J. Steiner                     $160,000                           8 yrs., 6 mths.
Robert E. Edwards                      $160,000                           1 yr., 3 mths.
John L. Flynn                          $160,000                           11 yrs., 8 mths.
Donald E. Miller                       $160,000                           7 yrs., 5 mths.
Eric I. Steiner                        $160,000                           7 yrs., 3 mths.

  Supplemental Executive Retirement Plans. The Company has two Supplemental Executive Retirement Plans for certain key executives which provide additional retirement benefits based on final average earnings and years of service, as follows:

                                    Unfunded SERP                         Funded SERP *
                     -------------------------------------------- ------------------------------
Retirement Benefits  Provides a maximum retirement benefit        Same as the Unfunded SERP.
                     (in the aggregate for both Supplemental
                     Executive Retirement Plans) equal to
                     the difference between (i) sixty percent
                     (60%) of the participant's average base
                     salary for the last five years of
                     employment and (ii) the aggregate of
                     other pension benefits, profit sharing
                     benefits, stock option benefits and
                     primary Social Security payments to
                     which the participant is entitled.
Funding              This is an unfunded obligation of the        This plan is a funded
                     Company, not subject to ERISA                obligation of the Company.
                     regulations. The Company makes               Such funding contributions are
                     discretionary contributions to a Rabbi       not assets available to the
                     Trust to help meet its obligations under     creditors of the Company.
                     this plan, but the assets under such trust
                     are subject to the claims of the
                     Company's creditors.
Pre-Retirement       Subject to the approval of the               None.
Distributions        Compensation Committee, the plan
                     permits participants who are age 60 or
                     over, to elect to receive a lump sum
                     pre-retirement advance on an actuarially
                     reduced basis.
Participants         Executive Officers. All persons named        Same as the unfunded plan.
                     in the Summary Compensation Table
                     are eligible for participation in this plan.
Special Years of     Pursuant to letter agreements with           None.
Service              Messrs. J. Flynn and D. Miller, for
Accreditation        purposes of determining years of service
                     with the Company under the
                     Supplemental Executive Retirement
                     Plans, such individuals are credited with
                     two years of service for each of the first
                     ten years they are employed by the
                     Company.

--------
*  Note: The Funded SERP has not yet received approval from the IRS.

                     REPORT OF THE COMPENSATION COMMITTEE

  The following report does not constitute solicitation material and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

  The Compensation and Stock Option Committee is composed of at least two non-employee Directors. It has initial responsibility for all compensation actions affecting the Company's executive officers, including base salaries, bonus awards, stock option awards and the terms and conditions of their employment.

Compensation Philosophy

 The Committee's goals are to:

  .  Provide compensation competitive with other similar companies.

  .  Reward executives consistent with the performance of the Company.

  .  Recognize individual performance.

  .  Encourage executives to increase shareholder value.

Components of Executive Officer Compensation

  Cash Compensation (Base Salary, Annual Incentive Bonus and Special Bonuses)--The Company manages the total cash compensation to provide median levels of cash compensation at average levels of corporate, business unit, and individual performance. Cash compensation consists of two components: (i) a base salary that is competitive with that of other companies paying at the median level of the market, and (ii) an annual incentive opportunity that is variable and is reflective of the financial performance of the Company and/or the individual performance of the executive officer. When high levels of performance are achieved, the level of cash compensation may exceed the median of the market. Conversely, when the Company, business unit, or the individual falls short of the predetermined goals, the level of cash compensation may be substantially below the market median. The objective of this mix is to deliver total annual cash compensation competitive with compensation offered at other companies facing similar challenges for similar positions, while simultaneously linking the payment of the annual cash incentive to the achievement of specific objectives in the Company's annual operating plan as approved by the Board.

  Mix Between Salary and Annual Incentive Pay--The mix between salary and annual incentive pay is related to an executive's job grade. Executives at higher grade levels in the Company have a greater percentage of their total cash compensation contingent on the accomplishment of business objectives, i.e. the higher the executive grade level, the greater the proportion of annual compensation that is "at risk." The award and size of the performance bonus are based upon: (i) the executive officer's performance against goals determined by the Company's Chief Executive Officer; and (ii) the performance of the executive officer's unit within the Company against that unit's goals; or (iii) the performance of the Company against Company goals. Goals vary from year to year and from unit to unit and, with regard to individual goals of executive officers, usually include both quantitative and qualitative factors.

  Bonuses for Extraordinary Transactions--In addition to annual bonuses, the Committee also occasionally awards special bonuses in connection with extraordinary transactions by the Company. The bonuses generally are awarded to individuals who make significant contributions towards the initiation, structuring and consummation of the transactions.

  In fiscal 1999, management continued to effectively implement its long-term strategies, which included the disposition of non-core assets, the refinancing of indebtedness and an increased focus of its efforts on its aerospace parts businesses. The Committee believes that the success of these strategies is evidenced by an increase of $6.2 million in the fiscal 1999 operating profits of Fairchild Fasteners and negotiations leading to the acquisition of Kaynar Technologies Inc., SNEP S.A. and Technico S.A. (which are aerospace fastener manufacturers). Based on the foregoing, the Committee approved salary, annual incentive pay and bonuses for extraordinary transactions for the Company's named executive officers as set forth under the Summary Compensation Table of this proxy statement.

  Stock Option Grants--The Committee believes that stock option grants serve as a desirable long-term method of compensation because they closely ally the interests of management with the preservation and enhancement and realization of shareholder value and serve as an additional incentive to promote the success of the Company. In fiscal 1999, the Committee approved the grant of 177,500 stock options to the Company's executive officers and 153,500 stock options to other employees. Included in these grants were 130,000 options granted to the named executive officers (other than the CEO), and 25,000 options granted to the CEO.

  Total Compensation Program--The Committee believes that the total compensation program for executives of the Company (cash compensation, bonuses and stock option grants) is on a level with the compensation programs provided by other companies facing similar challenges. The Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Company within the framework of the challenges faced. The Committee also believes that the Stock Option Plan provides opportunities to participants that are consistent with the returns that are generated on behalf of the Company's shareholders.

Compensation of CEO

  Jeffrey J. Steiner has served as Chairman of the Board and Chief Executive Officer of the Company since 1985, and as President from July 1991 through September 1998. In fixing Mr. Steiner's salary and target bonus levels, as well as determining the size of stock options, if any, the Committee and the Board typically review the strategic direction and financial performance of the Company, including revenue and profit levels. In addition, the Committee reviews Mr. Steiner's performance as Chairman of the Board and Chief Executive Officer, his importance to the Company and his success in implementing its strategic goals both through his entrepreneurial actions and investment banking acumen.

  Mr. Steiner has developed and established initiatives aimed at improving the operating efficiency and financial performance of the Company. During the last twelve months, the Company has carried out a program of acquisitions and dispositions in order to focus on the aerospace industry. Under the direction of Mr. Steiner, the Company (i) increased operating profits of Fairchild Fasteners by $6.2 million; (ii) acquired Kaynar Technologies Inc., SNEP S.A. and Technico S.A., which are aerospace fastener manufacturers; (iii) raised $225 million from the issuance of additional debt securities; (v) refinanced its bank debt; and (vi) implemented further aggressive cost reduction and cost control programs at all organizational and divisional levels.

  During fiscal 1999, under the direction of Mr. Steiner, Banner Aerospace (i) resolved the acquisition price paid by Allied Signal for disposition of the Banner Hardware Group in January 1998; and (ii) sold Solair to Kellstrom Industries.

  Base Compensation--Mr. Steiner's base compensation for fiscal 1999 was $1,200,000 pursuant to his employment agreement with the Company and $400,000 pursuant to his employment agreement with Banner Aerospace, plus $400,000 for services in the United Kingdom.

  Incentive Compensation Performance Goals--The performance goals for and maximum amount of Mr. Steiner's incentive compensation (i.e., compensation beyond base salary) approved by the shareholders at the last Annual Meeting, were as follows:

  1. If the Company (including its consolidated subsidiaries) achieves pre-tax profits for fiscal 1999, the Chief Executive Officer may receive up to three percent (3%) of such pre-tax profits.

  2. If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 1999, the Chief Executive Officer may receive up to two and one-half percent (2 1/2%) of the total value of the transaction.

  Incentive Compensation for 1999 Transactions--Based on such performance goals being achieved, the Committee determined that Mr. Steiner should receive $6,000,000 in incentive compensation for fiscal 1999. The Compensation Committee of Banner Aerospace determined that Mr. Steiner should receive $5,207,617 in incentive compensation in 1999. The total incentive compensation paid to Mr. Steiner for fiscal 1999 is within the performance goals approved last year by the shareholders.

  Stock Option Compensation--In addition, in fiscal 1999, the Committee approved the grant of 25,000 stock options to Mr. Jeffrey Steiner under the Stock Option Plan.

Internal Revenue Code Section 162(m)

  The Committee has considered the impact of Section 162(m) Internal Revenue Code of 1986, as amended (the "Code"), which in certain circumstances disallows income tax deductions for compensation in excess of $1,000,000. This disallowance provision does not apply toperformance-based compensation and certain other forms of compensation. The Committee currently intends to structure the Company's incentive compensation awards to the Company's Chief Executive Officer and other executive officers in a manner that complies with the Code's requirements for performance-based compensation to ensure that the Company is entitled to deduct such compensation. One of these requirements is that the shareholders approve the material terms of performance goals for such awards. To satisfy this requirement, the shareholders are being asked in this proxy statement to approve the material terms of the performance goals for the fiscal 2000 incentive compensation award for the Chief Executive Officer and for the President.

                                          Compensation and Stock Option
                                           Committee
                                            of the Board of Directors

                                          Philip David, Chairman

                                          Melville R. Barlow

                                          Daniel Lebard

                                          Herbert S. Richey

                           STOCK PERFORMANCE GRAPHS

  The following stock performance graphs do not constitute solicitation material and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

 Changes In Indexes Used In Prior Years:

  In prior years, we have provided Fairchild's stock price performance compared to the S&P 500 Index (a market index), and the S&P Manufacturers (Diversified Industrials) Index (a line of business index).

 Change in Market Index:

  The S&P 500 is a market index composed generally of large market capital stocks with an average market equity capitalization of over $20 billion per member. By comparison, Fairchild's market equity is closer to $200 million. For this reason, the Company has elected to change its comparison to the S&P 600 Smallcap Index, which is composed of members with an average market equity capitalization of less than $600 million. The Smallcap indices include such Fairchild/Banner competitors as SPS Technologies, Aviation Sales, and AAR.

 Change In Industry Index:

  In the past three years, Fairchild has substantially divested itself of its non-aerospace operations, and has been focusing on aerospace manufacturing and, to a lesser extent, aerospace distribution. Therefore, an industry-focused index would serve as a better relative performance benchmark for Fairchild's stock.

  The S&P Manufacturing (Diversified Industrials) Index is principally a large cap member stock index. The Company has therefore elected to change to the S&P Midcap Aerospace/Defense Index, which measures the performance of the aerospace/defense sector of the broader Index. (In the future, the Company proposes to use the S&P Smallcap Aerospace/Defense Index. However, this Index does not provide figures for periods prior to 1996).

             COMPARISON TO S&P 500 STOCK INDEX / S&P MANUFACTURING
                        (DIVERSIFIED INDUSTRIALS) INDEX:

  The following graph compares the performance of the Company's Class A Stock with that of the S & P 500 Stock Index and the S & P Manufacturing (Diversified Industrials) Index (consisting of 12 industrial manufacturers). The graph plots the growth in value of an initial $100 investment over the indicated five year period with all dividends reinvested.




                [TOTAL SHAREHOLDER RETURN CHART APPEARS HERE]
                                  1994    1995    1996    1997    1998    1999
                                 ------  ------  ------  ------  ------  ------
Fairchild Corporation--Class A   100.00   87.10  377.42  464.52  520.97  329.03
S&P 500 Index                    100.00  125.99  159.61  214.90  279.90  343.43
S&P Manuf.-Diversified Index     100.00  132.09  169.15  143.86  307.29  423.51
                         Fiscal Year Ending June 30

   COMPARISON TO S&P 600 SMALLCAP INDEX / S&P MIDCAP AEROSPACE/DEFENSE INDEX:

  The following graph compares the performance of the Company's Class A Stock with that of the S & P 600 Smallcap Index and the S & P Midcap
Aerospace/Defense Index (consisting of four aerospace/defense manufacturers). The graph plots the growth in value of an initial $100 investment over the indicated five year period with all dividends reinvested.





                [TOTAL SHAREHOLDER RETURN CHART APPEARS HERE]
                                  1994    1995    1996    1997    1998    1999
                                 ------  ------  ------  ------  ------  ------
Fairchild Corporation--Class A   100.00   87.10  377.42  464.52  520.97  329.03
S&P 600 Smallcap Index           100.00  120.30  151.93  184.39  220.19  215.05
S&P Midcap Aero/Def Index        100.00  121.27  152.69  202.45  219.37  248.80
                         Fiscal Year Ending June 30

                                STOCK OWNERSHIP

  The following table shows the number of shares beneficially owned (as of August 31, 1999) by:

  . each person who we know beneficially owns more than 5% of the common stock;

  .  each director;

  .  each executive officer named in the Summary Compensation Table; and

  .  the directors and executive officers as a group.

                            Number of Shares    Percent of   Number of Shares   Percent of
Name                      of Class A Stock (1)    Class    of Class B Stock (1)   Class
----                      -------------------   ---------- -------------------  ----------
Melville R. Barlow                17,000(2)           *               --            --
Mortimer M. Caplin                99,000(2)           *               --            --
J.J. Cramer & Co.              3,017,800(4)       13.57%              --            --
Philip David                      56,500(2)           *               --            --
Robert E. Edwards              1,087,516(2)        4.89%              --            --
John L. Flynn                     64,741(2)           *               --            --
Steven L. Gerard                   5,618(2)           *               --            --
Harold J. Harris                 107,356(2) (3)       *               --            --
Gabelli Funds, Inc.            1,965,865(4)        8.84%              --            --
Daniel Lebard                     17,000(2)           *               --            --
Donald E. Miller                 116,796(2) (3)       *               --            --
Herbert S. Richey                 49,200(2)           *               --            --
Eric I. Steiner                  293,512(2) (3)    1.31%           15,000             *
Jeffrey J. Steiner             7,250,966(2) (6)   27.96%        2,938,996(6)      98.08%
The Steiner Group, LLC         6,102,684(4) (5)   24.27%        2,908,996(5)      97.07%
All directors and
 executive officers as a
 group (19 persons)            9,391,337(2) (7)   35.24%        2,953,996(7)      98.58%

--------
* Represents less than one percent.

(1) The Class A Stock Column includes shares of Class B Stock, which are immediately convertible into Class A Stock on a share-for-share basis. Options that are exercisable immediately or within sixty days after August 31, 1999 appear in the Class A Stock column. Outstanding warrants are exercisable into shares of either Class A Stock or Class B Stock and appear in both the Class A Stock and Class B Stock columns.

(2) Includes exercisable stock options to purchase Class A Stock, as follows:
    M. Barlow, 17,000 shares; M. Caplin, 4,000 shares; P. David, 34,000 shares; R. Edwards, 5,000 shares; J. Flynn, 52,900 shares; H. Harris, 45,250 shares; D. Lebard, 17,000 shares; D. Miller, 94,200 shares;
    H. Richey, 39,000 shares; S. Gerard, 5,518 shares; E. Steiner, 189,111 shares; J. Steiner, 763,584 shares; Directors and Executive Officers as a group, 1,465,688 shares.

(3) Includes shares beneficially owned, as follows: H. Harris--27,000 shares of Class A Stock owned by the Wm. H. Harris, Inc. Profit-Sharing Plan. D. Miller--300 shares of Class A Stock owned by Mr. Miller as custodian for his child; Mr. Miller disclaims any beneficial interest therein. E. Steiner--5,000 shares of Class A Stock owned by Dr. Steiner as custodian for his children; Dr. Steiner disclaims any beneficial interest therein.

(4) Based on the following information:

    J.J. Cramer & Co., 100 Wall Street, New York, NY 10005. Information as of January 31, 1999, contained in a Form 4 (for January 1999), filed with the SEC by J.J. Cramer & Co., Cramer Capital Corporation, Cramer Partners, L.P., James J. Cramer and Karen L. Cramer.

    Gabelli Funds, Inc., One Corporate Center, Rye, NY 10580-1434. Information as of April 25, 1999, contained in a Schedule 13D/A dated April 30, 1999, filed with the SEC by Gabelli Funds, Inc.

    The Steiner Group LLC, c/o Faust Rabbach Oppenheim LLP, 488 Madison Avenue, New York, NY 10022. Information provided to the Company by the shareholder.

(5) The Steiner Group LLC is a Delaware limited liability company. Jeffrey J. Steiner is its sole manager. The members are Jeffrey J. Steiner (with a 20% membership interest), and The Jeffrey Steiner Family Trust (with an 80% membership interest). The Jeffrey Steiner Family Trust is a trust created for the benefit of the issue of Jeffrey J. Steiner. The Steiner Group LLC holds 3,193,688 shares of Class A Stock, 2,533,996 shares of Class B Stock, and 375,000 Warrants. 1,100,000 shares of Class B Stock owned by The Steiner Group LLC have been pledged to banks as collateral for loans to Jeffrey Steiner. All 3,193,688 shares of Class A Stock owned by The Steiner Group LLC have been pledged to NationsBank, N.A. together with other personal property as collateral for a line of credit and personal loans to Mr. Steiner.

(6) Mr. Jeffrey Steiner, 110 East 59th Street, New York, NY 10022. Mr. Steiner is the sole manager of The Steiner Group LLC, and as such may be deemed to beneficially own the same shares of Class A Stock and Class B Stock owned directly or beneficially by The Steiner Group LLC., as discussed in footnote (5) to this table.

    Class A Stock shown in the table as owned by Mr. Steiner include:(i) 6,102,684 shares owned by The Steiner Group LLC (see footnote (5));
    (ii) 313,798 shares owned of record by Mr. Steiner; (iii) exercisable stock options to purchase 763,584 shares of Class A Stock (see footnote (2));
    (iv) 38,500 shares of Class A Stock owned by Mr. Steiner as custodian for his children; (v) 30,000 shares of Class B Stock (convertible on a one-to-one basis to Class A Stock) owned by Mr. Steiner as custodian for his children; and (vi) 2,400 shares of Class A Stock owned by the Jeffrey Steiner Family Foundation.

    71,700 shares of Class A Stock owned by Mr. Steiner have been pledged as collateral to NationsBank N.A.

    Class B Stock shown in the table as owned by Mr. Jeffrey Steiner include:
    (i) 2,533,996 shares owned by The Steiner Group LLC (see footnote (5)); and
    (ii) 30,000 shares of Class B Stock owned by Mr. Steiner as custodian for his children.

    Mr. Steiner disclaims beneficial ownership of shares owned by Steiner Group, LLC, the Jeffrey Steiner Family Foundation and shares owned by him as custodian for his children.

(7) Includes warrants as described in footnotes (1), (5) and (6) above.

                             CERTAIN TRANSACTIONS

  On July 28, 1999, the Company sold its 31.9% interest in Nacanco Paketleme, a Turkish beverage can manufacturer, to American National Can Group, Inc., for $48,252,200. Fairchild also agreed to provide consulting services to Nacanco Paketleme for a three-year period for $1,456,000 per year. Jeffrey Steiner simultaneously sold his 3.1% interest in Nacanco, for $4,745,800 and also agreed to provide consulting services to Nacanco for a three-year period for $144,000 per year.

  On September 14, 1999, the Company invested (indirectly) approximately $3.6 million in a satellite company. Simultaneously with such investment, a family member of Jeffrey Steiner invested approximately $500,000 in the same satellite company.

  On April 20, 1999, the Company consummated the acquisition (by merger) of Kaynar Technologies Inc. Leroy Dack and Jordan Law were officers of Kaynar Technologies prior to the acquisition, and (as a result of the merger) received the following: (i) payment from Fairchild's transfer agent for their shares of Kaynar Technologies common stock (on the same terms and conditions as all other Kaynar shareholders); (ii) payment for their Kaynar vested stock options ($333,750 to Mr. Dack and $438,750 to Mr. Law) according to Kaynar's "Change of Control" terms and conditions; and (iii) payment for one year's compensation to Mr. Dack ($353,000) and two year's compensation to Mr. Law ($905,000), according to Kaynar's "Change of Control" terms and condition.

  On March 2, 1998, the Company consummated the acquisition (by merger) of Fairchild Fasteners Direct from Robert E. Edwards. Pursuant to the merger agreement, Mr. Edwards is entitled to receive an earnout, for a period of two years, based on the earnings of Fairchild Fasteners Direct (previously known as Special-T). Mr. Edwards was paid approximately $1,066,000 in September 1999 (in a combination of cash and stock) pursuant to this earnout provision. Mr. Edwards was not an officer, director or employee of the Company at the time that such merger agreement was entered into.

  The Company occasionally uses a chartered helicopter owned by an affiliate of Mr. Jeffrey Steiner. Cost for such flights charged to the Company for business related travel are comparable to those charged in arm's length transactions between unaffiliated third parties. Total amount paid by the Company in fiscal 1999 for such helicopter was approximately $125,000.

  For a period of approximately 6 months, Mr. Steiner occupied certain space in the Company's building in London, England, for which he was charged arm's length rent by the Company.

  The Company leases office space in Nanterre, France from a company controlled by Jacques S. Moskovic. Current rent under the lease is $9,807 per month. The lease expires on June 30, 2000.

  The Company made a loan in the aggregate amount of $200,000 to Robert Sharpe in order to assist him in relocating from California to Virginia. Such loan bears interest at 5.48% per annum, requires annual interest payments, and is due in full on June 30, 2001.

  In April 1999, the Company acquired full ownership of Banner Aerospace, Inc. pursuant to a merger. The shareholders of Banner Aerospace received .7885 shares of Fairchild Class A common stock in exchange for each share of Banner Aerospace common stock. Mr. J. Steiner exchanged an aggregate of 109,580 shares of Banner Aerospace common stock for an aggregate of 86,402 shares of the Company's Class A common stock pursuant to the merger.

  Pursuant to the Company's officer loan program, the Company made loans to certain key employees, to be used by such employees to purchase Fairchild common stock. The aggregate amount of such loans to executive officers in fiscal 1999 was $44,537 (Cohen, Flynn, Miller, Sharpe, E. Steiner and J.
Steiner: $7,333 each), with an additional $429,647 loaned to executive officers in the beginning of calendar year 1999 (Cohen, Flynn, N. Hercot [daughter of J. Steiner], Miller, Sharpe, E. Steiner and J. Steiner: $61,358 each). All loans are interest free, and are due in full in five years. The Company has approved an additional loan program to officers and directors for fiscal 2000, but no loans have been made under such plan at this time.

  Eric Steiner (son of Jeffrey Steiner) is an executive officer of the Company. His compensation is set forth in the compensation table of this proxy statement. Natalia Hercot (daughter of Jeffrey Steiner) is a Vice President of the Company, for which she was compensated $343,800 in fiscal 1999. A brother of Robert Sharpe is an employee of Fairchild Fasteners, for which he was compensated approximately $200,000 in fiscal 1999.

  Ms. Linda Edwards, the wife of Robert Edwards, is a partner of the law firm of Paul, Hastings, Janosfky & Walker LLP, which rendered legal services to the Company during fiscal 1999. The Company intends to use the services of this firm during fiscal 2000.

  The Company engages the services of WMC Communications, Ltd. (communications consultants), of which David Wynne-Morgan is the Chairman and principal shareholder. Compensation by the Company for such services in 1999 was approximately $440,000 (plus expenses). The Company intends to continue to use the services of WMC Communications.

                                     * * *

                                PROPOSAL NO. 2

                    AMENDMENT TO DIRECTOR STOCK OPTION PLAN
                     TO PERMIT DEFERMENT OF COMPENSATION.

  At the annual meeting, you will be asked to vote to approve an amendment to the Company's Stock Option Plan for Non-Employee Directors. The purpose of the amendment is to permit deferment of gain upon exercise of stock options. We recommend that you vote "FOR" the amendment.

  Vote Required. To be approved, this matter must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker nonvotes will be counted as present and entitled to vote on this proposal.

  Summary of the Plan. Here is a summary of the significant terms of the Plan. The Plan was originally approved by the Shareholders at the 1996 annual meeting.

   Total Number of
   Shares Covered............ 250,000 Shares of Class A common stock
   Administration............ The Board of Directors (excluding non-employee directors) administers the Plan. The Board may
                              terminate, amend or modify the Plan at any time.
                              However, any amendment or modification that
                              increases the total number of shares covered by
                              the Plan, changes the manner of determining the
                              option price, changes the classes of individuals
                              eligible to receive options, changes the number
                              of options which may be granted to each director,
                              changes the times when such options are granted,
                              or materially increases the benefits under the
                              Plan, must be approved by the shareholders.
   Eligible Persons.......... Directors of the Company who are not also officers or employees of the Company (so-called
                              "non-employee directors")
   Exercise Price............ The closing price of the Company's Class A common stock on the date we grant the option.
   Option Grants............. Non-employee directors receive the following:
     . Initial Stock Options: Stock options for 30,000 shares on the day they first become a director; and
     . Annual Stock Options:  Stock options for 1,000 shares for each additional year in which they remain on the board
                              of directors.
   Term of Options........... Normally 5 years. If a director dies, his or her stock options expire one year after death. If a
                              director ceases to be a member of the board, his
                              or her stock options expire 3 months thereafter.
   Vesting of Options........ Initial stock options vest 25% each year. Annual stock options vest 100% on the date they are
                              issued.
   Exercise of Options....... The holder of an option can choose to pay the exercise price for the option in cash, with the
                              Company's common stock (valued at the closing
                              price of the common stock, subject however to
                              approval by the board of directors), or by a
                              cashless exercise. In a cashless exercise, the
                              option holder irrevocably instructs his or her
                              broker to sell the shares to be acquired upon
                              exercise of the option and pay the exercise price
                              to the Company.

   Transferability......... Options are not transferable except by will or the laws of descent and distribution.
   Term of Plan............ The Plan will expire on September 11, 2006.

Description of Amendment to the Plan.

  On May 21, 1999, we amended the Plan (subject to shareholder approval) to allow directors to defer the gain upon exercise of a stock option. The "gain" is the difference between the exercise price of a stock option and the value of the shares on the date the stock option is exercised.

  If a director elects to defer the gain, he will file a deferral election form with the Company, specifying the date on which he wishes to receive the gain. The gain is converted into the right to receive "Deferred Compensation Units" from the Company. The number of Deferred Compensation Units is determined by dividing the dollar amount of the gain by the fair market value of the Company's common stock on the date that the director exercises the stock options. At the end of the deferral period, the director will receive the number of shares of common stock equal to the number of Deferred Compensation Units previously issued to the director.

  Deferred Compensation Units do not earn any interest during the deferral period. However, if the Company issues any dividends on its shares of common stock during the deferral period, the directors who have elected to defer gain are entitled to receive dividends equal to the amount they would have received on the Deferred Compensation Units had they been converted into common stock.

  A copy of the amendment to the plan is attached as Exhibit A to this proxy statement.

Federal Income Tax Consequences to Option-Holders.

  The grant of stock options to directors under the Plan does not result in any taxable income to the option holder and does not constitute a deduction for the Company at the time that the stock option is granted. Normally, when the option holder exercises the stock option, he will at that time have to recognize income equal to the gain. (The "gain" is the difference between the exercise price of a stock option and the value of the shares on the date the stock option is exercised.) At that time, the Company is entitled to a deduction equal to the gain reported by the option holder.

  If a director elects to defer gain (pursuant to the amendment to the Plan), he would not have to report the gain as income until such time as the deferral period is over, and the Company would not be entitled to a deduction until such time as the deferral period is over.

  This is only a summary of the federal income tax consequences of the grant and exercise of options under the Plan. It is not a complete statement of all tax consequences. In particular, we have not discussed the income tax laws of any municipality, state or foreign country where an option holder resides.

                                PROPOSAL NO. 3

                                  APPROVAL OF
                             PERFORMANCE GOALS AND
                          INCENTIVE COMPENSATION FOR
                                 THE PRESIDENT

  At the annual meeting, you will be asked to approve the material terms of the performance goals established by the Compensation Committee with respect to fiscal 2000 incentive compensation awards for the Company's President and Chief Operating Officer (Dr. Eric Steiner).

  Section 162(m) of the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if:

  . the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors,

  . the material terms of the performance goals under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and

  . the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

  The purpose of seeking shareholder approval of the President's incentive compensation award is to meet the requirements of Section 162(m). We recommend that you vote "FOR" this proposal.

  Vote Required. To be approved, this matter must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker nonvotes will not be counted as present and entitled to vote on this proposal.

  Performance Goals. On September 16, 1999, the Company's Compensation and Stock Option Committee established performance goals for the President's fiscal 2000 incentive compensation award and the maximum amount payable to the President if the goal is achieved. The performance goal and maximum amount payable for fiscal 2000 are as follows:

  1. If the Company (including its consolidated subsidiaries) achieves pre-tax profits for fiscal 2000, the President may receive up to two percent (2%) of such pre-tax profits.

  2. If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2000, the President may receive up to two percent (2%) of the total value of the transaction.

  All of the foregoing will be computed in such a manner as to avoid duplication.

  The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the President in fiscal 2000 based on his individual contribution, consistent with the foregoing goal and in an amount no greater than the maximum amount set forth above.

  Assuming the shareholders approve the material terms of the performance goal as described herein, the Company believes that any such incentive compensation award to the President will qualify as performance-based compensation that will be deductible from the Company's gross income for federal income tax purposes.

                                PROPOSAL NO. 4

                                  APPROVAL OF
                             PERFORMANCE GOALS AND
                          INCENTIVE COMPENSATION FOR
                          THE CHIEF EXECUTIVE OFFICER

  At the annual meeting, you will be asked to approve the material terms of the performance goals established by the Compensation Committee with respect to fiscal 2000 incentive compensation awards for the Company's Chief Executive Officer (Mr. Jeffrey Steiner).

  Section 162(m) of the Internal Revenue Code disallows deductions for publicly-held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if:

  . the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors,

  . the material terms of the performance goals under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and

  . the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

  The purpose of seeking shareholder approval of the Chief Executive Officer's incentive compensation award is to meet the requirements of Section 162(m). We recommend that you vote "FOR" this proposal.

  Vote Required. To be approved, this matter must receive the affirmative vote of a majority of the shares present (in person or by proxy) at the meeting and entitled to vote on such matter. Broker nonvotes will not be counted as present and entitled to vote on this proposal.

  Performance Goals. On July 27, 1999, the Company's Compensation and Stock Option Committee established performance goals for the Chief Executive Officer's fiscal 2000 incentive compensation award and the maximum amount payable to the Chief Executive Officer if the goals are achieved. The performance goals and maximum amounts payable for fiscal 2000 are as follows:

  1. If the Company (including its consolidated subsidiaries) achieves pre-tax profits for fiscal 2000, the Chief Executive Officer may receive up to three percent (3%) of such pre-tax profits.

  2. If the Company engages in an extraordinary transaction (e.g., purchase or sale of assets not in the ordinary course, including, without limitation, through a public offering or private placement of securities) during fiscal 2000, the Chief Executive Officer may receive up to two and one-half percent (2 1/2%) of the total value of the transaction.

  All of the foregoing will be computed in such a manner as to avoid duplication.

  The Compensation and Stock Option Committee retains the right to determine the actual amount of incentive compensation to be awarded to the Chief Executive Officer in fiscal 2000 based on his individual contribution, consistent with the foregoing goals and in an amount no greater than the maximum amounts set forth above.

  Assuming the shareholders approve the material terms of the performance goals as described herein, the Company believes that any such incentive compensation award to the Chief Executive Officer will qualify as performance-based compensation that will be deductible from the Company's gross income for federal income tax purposes.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Arthur Andersen LLP has served as the Company's independent auditor since 1968. No change is contemplated. Representatives of Arthur Andersen will be available at the annual meeting to make a statement, if they so desire, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  If you want to include a shareholder proposal in the proxy statement for the 2000 annual meeting, it must be delivered to the Company before June 10, 2000.

  If you want to submit a shareholder proposal for the 2000 annual meeting but you do not require that such proposal be included in the Company's proxy materials, you must notify the Company of such proposal before August 24, 2000. If such notice is not received by August 24, 2000, the proposal shall be considered untimely and shall not be presented at the 2000 annual meeting.

  All shareholder proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, and should be submitted to the Company's headquarters, 45025 Aviation Drive, Suite 400, Dulles, VA 20166-7516, Attention: Secretary.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the fiscal year ended June 30, 1999, was mailed to shareholders with or prior to mailing of this proxy statement. The Company will provide free of charge to any shareholder as of the record date who so requests in writing, a copy of the Company's annual report on Form 10-K for fiscal 1999. Requests for such copies should be directed to Donald E. Miller, Executive Vice President & Secretary, The Fairchild Corporation, 45025 Aviation Drive, Suite 400, Dulles, VA 20166-7516.

                                          By Order of the Board of Directors
                                          Donald E. Miller
                                          Executive Vice President
                                          & Secretary

                                                                      Exhibit A

                     Amendment Dated as of May 21, 1999 To
                  Non-Employee Director Stock Option Plans of
                           The Fairchild Corporation

  The Fairchild Corporation (the "Corporation") has entered into various stock option plans for its non-employee directors (the "NED Plans").

  Each NED Plan is hereby amended to add the following provisions:

DEFERRAL OF COMPENSATION

1. Defined Terms.

   1.1 "Award" means an award of stock options to a Non-Employee Director under the Corporation's NED Plans.

   1.2 "Committee" means the full Board of Directors (excluding the participation of Non-Employee Directors) or a committee of three of more Directors (excluding Non-Employee Directors).

   1.3 "Deferral Date" means, in connection with any Deferred Compensation Unit, the date on which any deferred compensation with respect thereto would have been paid if no deferral election had been made.

   1.4 "Deferred Compensation Plan" means the Corporation's Stock Option Deferral Plan dated February 9, 1998 (as amended from time to time). Generally, participation in the Deferred Compensation Plan shall be limited to Executive Officers and Directors who are deemed "Accredited Investors" for purposes of Federal Securities Laws.

   1.5  "Deferred Compensation Units" means the right of a Non-Employee
        Director to receive distributions of deferred compensation pursuant to the Deferred Compensation Plan in the form of Shares, determined in accordance with the terms of the Deferred Compensation Plan and this Amendment to the NED Plans, and based on the Fair Market Value of Shares on the Deferral Date.

   1.6 "Dividend Equivalents" means the right of a Non-Employee Director to receive Shares equal to:

        (i) the per Share cash dividends declared by the Corporation from time to time,

        (ii) multiplied by the number of Deferred Compensation Units credited to the account of the Non-Employee Director as of each applicable dividend record date,

        (iii) divided by the Fair Market Value on the related dividend payment date.

   1.7 "Fair Market Value" means with respect to the Corporation's Shares the closing price of the Shares as of the date on which the value is to be determined, as reported on the New York Stock Exchange Composite Tape or such other source of quotation for, or reports of, trading activity in Shares as the Committee may from time to time select.

   1.8 "NED Plans" means all of the Corporation's stock option plans for Non-Employee Directors, including individual stock option awards to Non-Employee Directors.

   1.9 "Non-Employee Director" means any director of the Corporation who is not also an employee or executive officer of the Corporation or any of its subsidiaries.

   1.10 "Shares" means shares of the Corporation's Class A Common Stock.

2. Deferred Compensation Units

   2.1 Granting of Deferred Compensation Units: To the extent elected by any Non-Employee Director and permitted by the Deferred Compensation Plan, the Committee may award Deferred Compensation Units to any Non-Employee Director in lieu of all or any portion of the gain that would otherwise be recognized by such Non-Employee Director upon exercise of a stock option. All Deferred Compensation Units shall be subject to the terms of this Amendment to the NED Plans and the Deferred Compensation Plan.

   2.2 Effect of Grants: The number of Shares distributable to Non-Employee Directors pursuant to each Deferred Compensation Unit shall be charged against the maximum number of Shares of Common Stock that may be issued under the NED Plans at any time. The number of Shares distributable to Non-Employee Directors pursuant to Dividend Equivalents shall not be charged against the number of Shares issuable under the NED Plans.

   2.3 Accounting; Fractional Units:

   (a) The number of Deferred Compensation Units credited to the account of any Non-Employee Director shall be rounded to the nearest one-thousandth of a Unit. The account to which Deferred Compensation Units are credited shall be an unsecured general obligation of the Corporation. The Corporation will maintain records of the number of Deferred Compensation Units for the account of each Non-Employee Director, in part, to prevent an issuance of shares of Common Stock in excess of the authorized shares.

   (b) Notwithstanding paragraph (a) above, upon distribution of any Shares represented by Deferred Compensation Units, the number of shares shall be rounded downward to the nearest whole share and no fractional shares shall be issued. Fractional Units remaining after the final distribution to any Non-Employee Director shall be cancelled without obligation to the Non-Employee Director.

   2.4 Exercise of Rights Under Awards:

       Shares used to pay the purchase price on the exercise of Awards subject to the Deferred Compensation Plan, shall have been held by the Non-Employee Director for a period of not less than six months (or such longer period as may be required under the terms of the Award).

  Except as amended hereby, the NED Plans shall remain in full force and effect.

  This Amendment to the NED Plans is effective as of May 21, 1999.

                           The Fairchild Corporation

     This proxy is solicited on behalf of the Board of Directors of The Fairchild Corporation.

     The undersigned hereby appoints Jeffrey J. Steiner, John L. Flynn and Donald E. Miller as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock, par value $.10 per share, and Class B Common Stock, par value $.10 per share, of The Fairchild Corporation held of record by the undersigned on September 28, 1999 at the Annual Meeting of Stockholders to be held on Thursday, November 18, 1999 at 10:00 a.m. (local time) and at any adjournments or postponements thereof.

" Please Mark Inside Boxes so that Data Processing Equipment will Record Your Votes."

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

                (Continued and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES, AND FOR APPROVAL OF THE OTHER PROPOSALS:

1.  ELECTION OF DIRECTORS
     / / FOR all listed nominees    / / WITHHELD for all.
     (except as marked to the contrary
     below).

Melville R. Barlow, Mortimer M. Caplin, Philip David, Robert E. Edwards, Steven L. Gerard, Harold J. Harris, Daniel Lebard, Herbert S. Richey, Eric I. Steiner, and Jeffrey J. Steiner.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

2. TO AMEND THE COMPANY'S DIRECTOR STOCK OPTION PLAN TO PERMIT DEFERMENT OF COMPENSATION;

/ / FOR                          / / AGAINST                         / / ABSTAIN

3. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE FISCAL 2000 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S PRESIDENT;

/ / FOR                          / / AGAINST                         / / ABSTAIN

4. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE FISCAL 2000 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER;

/ / FOR                          / / AGAINST                         / / ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                         Please sign exactly as name(s) appear hereon.
                         When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

                         Date _______________________________________

                              _______________________________________

                              _______________________________________
                                            Signature(s)

                           THE FAIRCHILD CORPORATION
                         SAVINGS PLAN FOR EMPLOYEES OF
                           THE FAIRCHILD CORPORATION

                         VOTING INSTRUCTIONS TO TRUSTEE

These voting instructions are solicited on behalf of the Board of Directors of The Fairchild Corporation.

To the Trustee:

     In accordance with the provisions of the Savings Plan for Employees of The Fairchild Corporation, I hereby instruct you, as Trustee, to vote or cause to be voted at the Annual Meeting of Stockholders of The Fairchild Corporation to be held on November 18, 1999, and any adjournments thereof, all shares of The Fairchild Corporation standing to my credit in the Master Trust covering the foregoing Plan in which I may be a participant and which I am entitled to vote at such meeting as follows:

     The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given by 10:00 a.m. (EST) November 15, 1999, this proxy will be voted in the same percentage as shares held by participants for which the Trustee has received timely voting instructions. The Trustee will hold your voting directions in strict confidence. The Proxy may vote in its discretion upon any other matters properly coming before the Annual Meeting and any adjournments thereof.

" Please Mark Inside Boxes so that Data Processing Equipment will Record Your Votes."

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

                  (Continued, and to be signed on other side)

1.  ELECTION OF DIRECTORS
     / / FOR all listed nominees    / / WITHHELD for all.
     (except as marked to the contrary
     below).

Melville R. Barlow, Mortimer M. Caplin, Philip David, Robert E. Edwards, Steven L. Gerard, Harold J. Harris, Daniel Lebard, Herbert S. Richey, Eric I. Steiner, and Jeffrey J. Steiner.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------
2. TO AMEND THE COMPANY'S DIRECTOR STOCK OPTION PLAN TO PERMIT DEFERMENT OF COMPENSATION;

/ / FOR                          / / AGAINST                         / / ABSTAIN

3. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE FISCAL 2000 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S PRESIDENT;

/ / FOR                          / / AGAINST                         / / ABSTAIN

4. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE FISCAL 2000 INCENTIVE COMPENSATION AWARD FOR THE COMPANY'S CHIEF EXECUTIVE OFFICER;

/ / FOR                          / / AGAINST                         / / ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                         Please sign exactly as name(s) appear hereon.
                         When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

                         Date _______________________________________

                              _______________________________________

                              _______________________________________
                                            Signature(s)